NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Scott Thien
February 22, 2022	Senior Internal Communications Lead
sthien@fhlbi.com | 317.465.0479

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings
Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its fourth quarter 2021 dividends on Class B-2 activity-based capital stock and Class B-1 non-activity-based stock at annualized rates of 3.25% and 1.00%, respectively. The higher dividend rate on activity-based stock reflects the Board's discretion under our capital plan to reward members that use FHLBank Indianapolis in support of their liquidity needs.

The dividends will be paid in cash on February 23, 2022.

"The successful close of another challenging year is the direct result of the hard work and resiliency displayed across our organization," said Cindy Konich, President and CEO of FHLBank Indianapolis. "Together, we delivered on our promise of serving our members – and more – by focusing on our core mission, leaning into our stable foundation, and providing smart solutions and products. The stage is set for continued success in 2022."

Earnings Highlights
Net income for the fourth quarter of 2021 was $26.9 million, a decrease of $3.3 million compared to the corresponding quarter in the prior year. The decrease was primarily due to net hedging losses on qualifying fair-value hedging relationships1 and, to a lesser extent, lower net interest income resulting from the decline in average asset balances, substantially offset by lower but still accelerated amortization of mortgage purchase premiums resulting from lower but still elevated prepayments.

Net income for the year ended December 31, 2021 was $93.9 million, an increase of $6.0 million compared to the prior year. The increase was primarily due to lower but still accelerated amortization of mortgage purchase premiums and net hedging gains on qualifying fair-value hedging relationships, substantially offset by lower earnings on the portion of the Bank's assets funded by its capital2 and lower net interest income resulting from the decline in average asset balances.

1    The Bank uses interest-rate swaps to hedge the risk of changes in the fair value of certain of its advances, available-for-sale securities and consolidated obligations. These derivatives are designated as fair-value hedges. Changes in the estimated fair value of the derivative and, to the extent these relationships qualify for hedge accounting, changes in the fair value of the hedged item that are attributable to the hedged risk are recorded in earnings.
2    Because of the Bank's inherent relatively low interest-rate spread, it has historically derived a substantial portion of its net interest income from deploying its interest-free capital in floating-rate assets.

Hedging gains (losses) on qualifying fair-value hedging relationships are reported in net interest income3. As a result, net interest income for the fourth quarter of 2021 and 2020 included net hedging losses of $1.8 million and net hedging gains of $12.4 million, respectively. Net interest income for the years ended December 31, 2021 and 2020 included net hedging gains of $8.4 million and net hedging losses of $12.2 million, respectively. In general, the Bank holds the derivatives and associated hedged items to the maturity, call, or put date. As a result, we expect that nearly all of the gains and losses on these financial instruments will reverse over the remaining contractual terms of the hedged items.

Affordable Housing Program Allocation 4
For the year ended December 31, 2021, FHLBank Indianapolis allocated $10.7 million to its Affordable Housing Program ("AHP"), which provides grant funding to support housing for low- and moderate-income families in communities served by our Michigan and Indiana members. Full-year 2021 AHP allocations will be available to the Bank's members in 2022 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Interest income (a)	$116.9	$142.0	$469.8	$853.4
Interest expense (a)	55.2	70.0	218.3	590.1
Provision for (reversal of) credit losses	(0.1)	—	(0.1)	0.1
Net interest income after provision for credit losses	61.8	72.0	251.6	263.2
Other income (loss) (b)	(2.2)	(8.7)	(33.8)	(55.5)
Other expenses	29.7	29.7	113.2	109.1
AHP assessments	3.0	3.4	10.7	10.7

Net income	$26.9	$30.2	$93.9	$87.9

(a)    Includes hedging gains (losses) and net interest settlements on fair-value hedges.
(b)    Includes impact of purchase discount (premium) recorded through mark-to-market gains (losses) on trading securities and net interest settlements on derivatives hedging trading securities, while generally offsetting interest income on trading securities is included in interest income.

3    FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the spread between the interest earned on those assets and the interest cost of funding with consolidated obligations.
4    Each year Federal Home Loan Banks allocate to the AHP 10% of earnings, defined as income before assessments, plus interest expense on mandatorily redeemable capital stock.

Adjusted Net Income, a Non-GAAP Financial Measure

The Bank reports its results of operations in accordance with Generally Accepted Accounting Principles ("GAAP"). Management believes that a non-GAAP financial measure may also be useful to shareholders and other stakeholders as a key measure of its operating performance. Such measure can also provide additional insights into period-to-period comparisons of the Bank's operating results beyond its GAAP results, which are impacted by temporary changes in fair value and other factors driven by market volatility that hinder consistent performance measurement. As a result, the Bank is reporting adjusted net income as a non-GAAP financial measure.

Adjusted net income represents GAAP net income adjusted to exclude: (i) the mark-to-market adjustments and other transitory effects from derivatives and trading/hedging activities, (ii) interest expense on mandatorily redeemable capital stock ("MRCS"), (iii) realized gains and losses on sales of investment securities, and (iv) at the discretion of management, other eligible non-routine transactions. These adjustments reflect (i) the temporary nature of fair-value and certain other hedging gains (losses) due to the Bank's practice of holding its financial instruments to maturity, (ii) the reclassification of interest on MRCS as dividends, (iii) the sale of investment securities, primarily for liquidity purposes or to reduce exposure to LIBOR-indexed instruments, the gains (losses) on which arise from accelerating the recognition of future income (expense), and (iv) any other eligible non-routine transactions that management determines can provide additional insights into period-to-period comparisons of the Bank’s operating results beyond its GAAP results.

Non-GAAP financial measures are not audited. In addition, non-GAAP financial measures have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. While management believes that adjusted net income is helpful in understanding the Bank's performance, this measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyses of earnings reported in accordance with GAAP.

The following table presents unaudited reconciliations of the Bank's GAAP net income to adjusted net income ($ amounts in millions):

	Three Months Ended December 31,		Year Ended December 31,
Reconciliation of Net Income	2021	2020	2021	2020
GAAP net income	$26.9	$30.2	$93.9	$87.9
Adjustments to exclude:
Fair-value hedging (gains) losses (a)	1.8	(12.4)	(8.4)	12.2
Amortization/accretion of (gains) losses on active and discontinued fair-value hedging relationships (b)	13.5	1.8	37.9	(0.1)
Trading (gains) losses, net of economic hedging gains (losses) (c)	5.9	6.1	32.8	11.0
Net unrealized losses on other economic hedges	0.4	—	1.2	1.2
Interest expense on MRCS	0.3	0.8	2.6	8.6
Net realized gains on sales of investment securities	—	—	—	(0.5)
Total adjustments	21.9	(3.7)	66.1	32.4

AHP assessments on adjustments	(2.2)	0.5	(6.4)	(2.4)

Adjusted net income (non-GAAP measure)	$46.6	$27.0	$153.6	$117.9

(a)     Changes in fair value on hedged items (attributable to the risk being hedged) and associated derivatives in qualifying hedging relationships.
(b)     Gains (losses) resulting from cumulative basis adjustments on hedged items.
(c)     Includes both (i) unrealized (gains) losses on trading securities and (ii) realized (gains) losses on maturities of trading securities.

Adjusted net income for the fourth quarter of 2021 was $46.6 million, an increase of $19.6 million compared to the corresponding quarter in the prior year. The increase was primarily due to lower accelerated amortization of mortgage purchase premiums, resulting from lower prepayments, and higher interest spreads, partially offset by lower net interest income resulting from the decline in average asset balances.

Adjusted net income for the year ended December 31, 2021 was $153.6 million, an increase of $35.7 million compared to the corresponding period in the prior year. The increase was primarily due to higher interest spreads, lower accelerated amortization of mortgage purchase premiums and higher earnings (excluding net gains and losses) on trading securities, partially offset by lower earnings on the portion of the Bank's assets funded by its capital and lower net interest income resulting from the decline in average asset balances.

Balance Sheet Highlights
Total assets at December 31, 2021 were $60.0 billion, a net decrease of $5.9 billion, or 9%, from December 31, 2020, driven primarily by a net decrease in advances.
Advances 5
Advances outstanding at December 31, 2021, at carrying value, totaled $27.5 billion, a net decrease of $3.8 billion, or 12%, from December 31, 2020. The par value of advances outstanding decreased by 11%, which included a net decrease in short-term advances of 22% and a net decrease in long-term advances of 6%.

The par value of advances to depository institutions - comprising commercial banks, savings institutions and credit unions - and insurance companies decreased by 17% and 3%, respectively. Advances to depository institutions, as a percent of total advances outstanding at par value, were 54% at December 31, 2021, while advances to insurance companies were 46%.
Mortgage Loans Held for Portfolio 6
Purchases of mortgage loans from the Bank's members for the year ended December 31, 2021 totaled $2.2 billion. However, principal repayments by borrowers significantly outpaced the Bank's purchases during the year, resulting in mortgage loans held for portfolio at December 31, 2021 totaling $7.6 billion, a net decrease of $900 million, or 11%, from December 31, 2020.

Liquidity 7
The liquidity portfolio, which consists of cash and short-term investments as well as U. S. Treasury securities, at December 31, 2021 totaled $10.9 billion, a net increase of $273 million, or 3%, from December 31, 2020. Cash and short-term investments increased by $1.4 billion, or 25%, to $7.0 billion. U.S. Treasury securities, classified as trading securities, decreased by $1.1 billion, or 23%, to $3.9 billion. As a result, cash and short-term investments represented 64% of the liquidity portfolio at December 31, 2021, while U.S. Treasury securities represented 36%.

Consolidated Obligations 8
FHLBank Indianapolis' consolidated obligations outstanding at December 31, 2021 totaled $54.5 billion, a net decrease of $5.5 billion, or 9%, from December 31, 2020, which reflected reduced funding needs associated with the net decrease in the Bank's total assets.

5    Advances are secured loans that the Bank provides to its member institutions.
6     The Bank purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.
7    The Bank's liquidity portfolio consists of cash, interest-bearing deposits, securities purchased under agreements to resell, federal funds sold              and U.S. Treasury securities. Such portfolio enables the Bank to be a reliable liquidity provider to its members.
8 The primary source of funds for FHLBank Indianapolis, and for the other FHLBanks, is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on the consolidated obligations issued on its behalf; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.

Capital 9
Total capital at December 31, 2021 was $3.6 billion, a net increase of $106 million, or 3%, from December 31, 2020.
The Bank's regulatory capital-to-assets ratio10 at December 31, 2021 was 5.79%, which exceeds all applicable regulatory capital requirements.

Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	December 31, 2021	December 31, 2020
Advances	$27,498	$31,347
Mortgage loans held for portfolio, net	7,616	8,516
Cash and short-term investments	7,048	5,627
Investment securities and other assets (a)	17,843	20,435

Total assets	$60,005	$65,925

Consolidated obligations	$54,478	$59,950
MRCS	50	251
Other liabilities	1,921	2,274
Total liabilities	56,449	62,475

Capital stock (b)	2,246	2,208
Retained earnings (c)	1,177	1,137
Accumulated other comprehensive income	133	105
Total capital	3,556	3,450

Total liabilities and capital	$60,005	$65,925

Total regulatory capital (d)	$3,473	$3,596

Regulatory capital-to-assets ratio	5.79%	5.45%

(a)    Includes trading, held-to-maturity and available-for-sale securities.
(b)    Putable by members at par value.
(c)    Includes restricted retained earnings at December 31, 2021 and 2020 of $287 million and $268 million, respectively.
(d)     Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

9    FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.
10    Total regulatory capital, which consists of capital stock, mandatorily redeemable capital stock and retained earnings, as a percentage of total assets.

All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of December 31, 2021, and results for the year then ended will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Annual Report on Form 10-K.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com.